EXHIBIT 5.1 LEGAL OPINION OF WEED & CO. LLP

                                 WEED & CO. LLP
     4695 MACARTHUR COURT, SUITE 1430, NEWPORT BEACH, CALIFORNIA  92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

                                 March 19, 2002


Board of Directors
National Beauty Corp.
4818 W. Commercial Blvd.
Ft. Lauderdale, FL 33319

     Re:  Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with National Beauty Corp.'s (the "Company") filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 1,315,924 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to consulting agreements (the "Agreements") and the 2002 Non-Qualified Stock Compensation Plan (the "Stock Plan").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreements, Stock Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

     Very truly yours,

/s/Weed & Co. LLP
     Weed & Co. LLP